Exhibit 4.11

BUY-SELL AGREEMENT

This Buy-Sell Agreement (the “Agreement”) relates to and governs certain ownership interests in Whiteglove House Call Health, Inc., a corporation organized under and governed by the laws of the state of Texas (the “Company”), and is made and entered into as of the 13th day of June, 2007 (the “Effective Date”) by and among the Company and individuals Robert Fabbio and William Rice, MD (each individually referred to as an “Owner” and both together collectively referred to as the “Owners”).

RECITALS

WHEREAS, the Company is a corporation organized under the laws of the state of Texas, including, without limitation, the Texas Business Organizations Code, as amended from time to time, and all other applicable federal and state laws, and is governed by the Certificate of Formation and Bylaws previously adopted by the Company and as amended from time to time (the “Governing Documents”);

WHEREAS, the Owners desire to enter into this Agreement to set forth in writing their agreements regarding certain transfers or proposed transfers of their shares of the capital stock of the Company (the “Ownership Interests”);

NOW THEREFORE, in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Owners, the Owners individually and collectively agree as follows:

TERMS

1. Scope of Agreement. This Agreement shall apply to all transfers other than Permitted Transfers of Ownership Interests owned by any Owner, whether such Ownership Interests are owned as of the Effective Date or acquired thereafter. For purposes of this Agreement, the term “transfer” shall mean any sale, exchange, delivery, assignment, bequeath, pledge, mortgage, hypothecation, or other encumbrance, transfer or disposition of any Ownership Interest, whether voluntarily, involuntarily, or by operation of law (including without limitation the laws of bankruptcy, intestacy, descent and distribution and succession). Except for Permitted Transfers, partial transfers of Ownership Interests and transfers to anyone but the other Owner or such Owner’s estates in the event of the death of an Owner are prohibited. A “Permitted Transfer” shall mean (i) any transfer of Ownership Interests by Owner to a trust, partnership, corporation, limited liability company or other similar entity owned exclusively by such Owner for the benefit of such Owner, or (ii) any transfer of Ownership Interests expressly permitted hereunder; provided, however, that each transferee in such Permitted Transfer shall, as a condition precedent to such transfer, become a party to this Agreement by executing an Adoption Agreement substantially in the form attached as Annex A and shall have all of the rights and obligations of an Owner hereunder, and all interests in any trust, partnership, corporation, limited liability company or other similar entity to which any Ownership Interests are transferred shall themselves be deemed Ownership Interests and shall be subject to all of the provisions hereof. Such transferred Ownership Interests shall remain “Ownership Interests” hereunder, and such transferee shall be treated as an “Owner” for the purposes of this Agreement.

2. Transfer for any Reason. Transfers of Owners’ Interests other than Permitted Transfers shall be governed by this Section 2.

(a) In the event that either Owner (the “Selling Party”) desires to transfer its Ownership Interest other than pursuant to a transfer defined in item (i) of the definition of Permitted

Transfer, the Selling Party shall send a notice of offer (the “Offer Notice”) to the other Owner (the “Offeree Party”). The offer set forth in the Offer Notice shall be irrevocable for a period of thirty (30) calendar days from receipt by the Offeree Party.

(b) Whenever an Offer Notice has been sent by a Selling Party:

(i) The Purchase Price of the Ownership Interest offered for sale by the Selling Party shall be provided by the Selling Party in the Offer Notice and shall be determined in the Selling Party’s sole discretion. The Offer Notice shall also include the terms of sale of the Selling Party’s Ownership Interest including, without limitation, the closing date of the sale, payment dates and amounts, non-monetary terms of the proposed sale, and any other matters germane to the closing of the sale of the Selling Party’s Ownership Interest.

(ii) If the Offeree Party elects to purchase the Selling Party’s Ownership Interest pursuant to the provisions of this Section 2(b) and the terms contained in the Offer Notice, it must send written notice thereof to the Selling Party within thirty (30) days of its receipt of the Offer Notice. If the Offeree Party elects not to purchase the Selling Party’s Ownership Interest within thirty (30) days, then the Selling Party must purchase the Offeree Party’s Ownership Interest for the same price and upon the same terms contained in the Offer Notice made with respect to the Selling Party’s Ownership Interest.

(c) The Company shall keep at its principal place of business a book or record containing, among other things, the name and address of each of its Owners. No transfer of any Ownership Interest shall be effective or valid unless and until all requirements of the Governing Documents shall have been fulfilled and all of the provisions of this Agreement have been satisfied with respect to such transfer, and the transfer has been recorded in such book or record. Upon compliance with the provisions of this Agreement and with the requirements of the Governing Documents, the Company shall record the transfer of such Ownership Interest. A copy of this Agreement shall be maintained by the Company among its records.

(d) Upon the closing of any purchase of any Ownership Interest pursuant to Section 2 of this Agreement, the Selling Party shall deliver to the purchaser the following: (i) the certificate or certificates, if any, representing the Ownership Interest being sold, duly endorsed for transfer and bearing such documentary stamps, if any, as are necessary; and (ii) such assignments, certificates of authority, tax releases, consents to transfer, instruments and evidences of title of the transferring party and of the transferring party’s compliance with this Agreement and the Governing Documents as may be reasonably required by the purchaser or by counsel for the purchaser.

3. General Provisions.

(a) The stock certificates for any Ownership Interests shall be endorsed with the following restrictive legend:

“The shares represented by this certificate are subject to certain restrictions and agreements contained in a Buy-Sell Agreement. A copy of the Buy-Sell Agreement and all applicable amendments thereto will be furnished by the Company to the record holder of this certificate without charge upon written request to the Company at its principal place of business or registered office.”

(b) No amendment, modification, or other alteration to this Agreement shall be valid unless memorialized in writing and executed by all Owners and any other parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party or parties against whom such waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth herein shall not be construed as a waiver of the right to insist upon strict performance of same or any other condition, promise, agreement, or understanding at a future time.

(c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes any other agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to the subject matter hereof except for the agreements, representations, warranties, promises, covenants, arrangements, communications and understandings contained in this Agreement.

(d) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(e) Except as may be otherwise specified herein, this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective personal or legal representatives, heirs, successors, and assigns including, without limitation, subsequent holders of their respective Ownership Interests.

(f) This Agreement shall terminate and be of no further force or effect upon the earlier of (i) consummation of the transfer of all of one Owner’s Ownership Interest to the other Owner and (ii) the closing of the first underwritten sale of common stock of the Company pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

(g) This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles. The venue for any and all disputes arising hereunder shall be the courts of competent jurisdiction in Travis County, Texas, the jurisdiction of which the parties hereto expressly submit.

(h) The use of any gender herein shall be deemed to be and include the other gender, and the use of the singular herein shall be deemed to and include the plural (and vice versa), as appropriate.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement of the Effective Date in multiple counterparts, each of which constitutes an original and all of which together constitute one document.

OWNERS:

/s/ Robert Fabbio
Robert Fabbio

/s/ William Rice
William Rice, MD

ANNEX A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Buy-Sell Agreement dated as of             , 2007 (the “Agreement”) by and among Whiteglove House Call Health, Inc. (the “Company”), and the Owners named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), which shares are subject to the terms and conditions of the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, to the same extent and with the same rights and obligations as the person(s) from which such Stock is received and (ii) hereby agrees to become a party to the Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this              day of                     ,         .

TRANSFEREE:

By:
Name:
Title:
Address:

Fax:

Acknowledged and accepted on                     ,         .

WHITEGLOVE HOUSE CALL HEALTH, INC.

By:
Name:
Title: